Exhibit 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154
FOR IMMEDIATE RELEASE
MARCH 8, 2010
CONTACTS:
INVESTOR CONTACT: JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT - INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	MEDIA CONTACT: JIM GIPSON DIRECTOR – MEDIA RELATIONS (405) 935-1310 jim.gipson@chk.com

CHESAPEAKE ENERGY CORPORATION DECLARES QUARTERLY COMMON
AND PREFERRED STOCK DIVIDENDS

OKLAHOMA CITY, OKLAHOMA, March 8, 2010 – Chesapeake Energy Corporation (NYSE:CHK) today announced that its Board of Directors has declared a $0.075 per share quarterly dividend that will be paid on April 15, 2010 to common shareholders of record on April 1, 2010.  Chesapeake has approximately 651 million common shares outstanding.  In addition, Chesapeake’s Board has declared dividends on its outstanding convertible preferred stock issues, as stated below.

	5% (2005)	4.50%	5% (2005B)
NYSE Symbol	N/A	CHK Pr D	N/A
Date of Issue	April 19, 2005	September 14, 2005	November 8, 2005
Registered CUSIP	165167859	165167842	165167826
144A CUSIP	165167867	N/A	165167834
Par Value per Share	$0.01	$0.01	$0.01
Shares Outstanding	5,000	2,558,900	2,095,615
Liquidation Preference per Share	$100	$100	$100
Record Date	April 1, 2010	June 1, 2010	May 3, 2010
Payment Date	April 15, 2010	June 15, 2010	May 17, 2010
Amount per Share	$1.25	$1.125	$1.25

Chesapeake Energy Corporation is the second-largest producer of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on the development of onshore unconventional and conventional natural gas in the U.S. in the Barnett Shale, Fayetteville Shale, Haynesville Shale, Marcellus Shale, Anadarko Basin, Arkoma Basin, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and East Texas regions of the United States.  Further information is available at www.chk.com.